Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
WorldWater & Solar Technologies Corp.

We consent to the use in the Prospectus constituting a part of Amendment No. 3 to this Registration Statement on Form S-1 of WorldWater and Solar Technologies Corp. (the “Company”) of our report dated March 27, 2008, relating to the consolidated financial statements and effectiveness of internal controls over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of a material weakness) which report appears in the December 31, 2007 Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP
(formerly Amper, Politziner & Mattia, P.C.)
Edison, New Jersey

October 16, 2008